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                                                                       EXHIBIT 3

                      SECOND AMENDMENT TO RIGHTS AGREEMENT

         SECOND AMENDMENT dated as of October 23, 2003 (this "AMENDMENT") to that certain Rights Agreement (the "AGREEMENT") dated as of September 3, 1998 between Gadzooks, Inc., a Texas corporation (the "COMPANY"), and Mellon Investor Services LLC, as successor to ChaseMellon Shareholder Services, L.L.C., as rights agent (the "RIGHTS AGENT"), as amended by a First Amendment thereto dated as of October 7, 2003 (the "FIRST AMENDMENT"). Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to such terms in the Agreement.

         WHEREAS, the Company issued and sold $14 million of 5% Convertible Subordinated Notes due October 9, 2008 (the "NOTES") in a private placement with certain investors (the "PRIVATE PLACEMENT"); and

         WHEREAS, prior to the Private Placement, Liberty Wanger Asset Management, L.P. ("LIBERTY WANGER"), together with its affiliates, beneficially owned approximately 14.76% of the outstanding shares of common stock, par value $0.01 per share of the Company; and

         WHEREAS, prior to the Private Placement, the Company and the Rights Agent entered into the First Amendment, which amended the Agreement to allow Liberty Wanger to participate in the Private Placement without causing it to be an "Acquiring Person" under the Agreement; and

         WHEREAS, the Company desires to further amend the Agreement to ensure that Liberty Wanger does not become an "Acquiring Person" under the Agreement by virtue of interest that may accrue on the Notes issued to it in connection with the Private Placement; and

         WHEREAS, the Company deems this Amendment to the Agreement to be necessary and desirable and in the best interests of the holders of the Rights and has duly approved this Amendment; and

         WHEREAS, no event has occurred that would cause any Person to be deemed an Acquiring Person; and

         WHEREAS, Section 27 of the Agreement permits the Company at any time before any Person becomes an Acquiring Person to amend the Agreement in the manner provided herein.

         NOW, THEREFORE, the Agreement, as amended by the First Amendment, is hereby amended as follows:

         SECTION 1. AMENDMENT OF SECTION 1. The two sentences that were added by the First Amendment to the definition of "Acquiring Person" in Section 1(a) of the Agreement are hereby amended and restated in their entirety as follows:

                  "Notwithstanding the foregoing, (a) neither the Liberty Wanger Group nor any member thereof shall be an Acquiring Person unless and until the Liberty Wanger Group or any one or more members thereof shall become the Beneficial Owner of 25% or more of the then outstanding Common Shares and (b) neither the Liberty


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                  Wanger Group nor any member thereof shall be deemed to be the
                  Beneficial Owner of any Common Shares issued or issuable to the Liberty Wanger Group or any member thereof upon conversion of any interest that has or may accrue on the 5% Convertible Subordinated Notes due October 9, 2008 that were issued by the Company to Liberty Acorn Fund on October 9, 2003. For purposes hereof, "Liberty Wanger Group" means Liberty Wanger Asset Management, L.P., WAM Acquisition GP, Inc. and Liberty Acorn Trust and their respective Affiliates and Associates."

         SECTION 2. FULL FORCE AND EFFECT. Except as expressly amended hereby, the Agreement as amended by the First Amendment and this Amendment shall continue in full force and effect unamended and in accordance with the provisions thereof on the date hereof. This Amendment and the Agreement, as hereby amended, shall constitute one and the same instrument.

         SECTION 3. GOVERNING LAW. This Amendment, the Agreement, as amended, and each Rights Certificate issued hereunder or thereunder shall be deemed to be a contract made under the laws of the State of Texas and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State; provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

         SECTION 4. COUNTERPARTS. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

                            [SIGNATURE PAGE FOLLOWS]



                                       2

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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

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
                                                   GADZOOKS, INC.


Attest:   /s/ Kim Hernandez                        By:   /s/ James A. Motley
         ------------------------------------            ---------------------------------------
         Name:  Kim Hernandez                      Name: James A. Motley
         Title: Controller                               Title: Vice President & Chief Financial
                                                                Officer


                                                     MELLON INVESTOR SERVICES LLC


Attest:   /s/ David Cary                             By: /s/ Deodatt Lakeram
         ------------------------------------            ---------------------------------------
         Name:  David Cary                               Name:  Deodatt Lakeram
         Title: Vice President                           Title: Assistant Vice President
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